UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2025

GALECTO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39655	37-1957007
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 State Street, Suite 100

Boston, MA 02109

(Address of principal executive offices, including zip code)

(+45) 70 70 52 10

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	GLTO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 – Unregistered Sales of Equity Securities.

On December 31, 2025, in accordance with that certain antibody discovery and option agreement by and among Galecto, Inc. (the “Company”), Paragon Therapeutics, Inc., and Paramora Holding LLC (“Paramora”) dated October 7, 2025 (the “Paragon Option Agreement”), we issued to Paramora a warrant to purchase an aggregate of up to 628,302 shares of our common stock, with a per share exercise price equal to $23.01, which was the closing price of a share of the Company's common stock on December 31, 2025 (the “Issue Date”), the last business day of the calendar year-ended December 31, 2025, effective as of the Issue Date and an expiration date of the 10th anniversary of the Issue Date (the “Paramora Warrant”). We have relied on the exemption from registration requirements provided by Section 4(a)(2) under the Securities Act of 1933, as amended, relating to a transaction not involving any public offering to a single accredited investor.

The foregoing summary of the Paramora Warrant does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Paramora Warrant filed as Exhibit 4.1 hereto, which is incorporated herein by reference.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2026, the Company announced that the board of directors (the “Board”) of the Company appointed Sherwin Sattarzadeh as the Company’s Chief Operating Officer, effective as of January 5, 2026 (the “Effective Date”).

Mr. Sattarzadeh, age 47, brings over 20 years of industry experience across the many facets and stages of drug development and company lifecycle. Most recently, Mr. Sattarzadeh served as Chief Business Officer at Blueprint Medicines Corporation from January 2025 to October 2025. During his 10 years at Blueprint Medicines Corporation, Mr. Sattarzadeh held other positions of increasing responsibility including Head of Regulatory Affairs, Chief of Staff from March 2020 to January 2024, and SVP Strategic Operations from January 2022 to January 2025. He has an extensive background in hematology/oncology and rare disease drug development, having led and contributed to the global approvals of AYVAKIT® (avapritinib), GAVRETO® (pralsetinib), CERDELGA® (eliglustat) and MOZOBIL® (plerixafor). Mr. Sattarzadeh received his M.B.A. from Boston University and holds an B.Sc. in Chemistry from the University of British Columbia.

In connection with Mr. Sattarzadeh’s appointment, the Company entered into an offer letter with Mr. Sattarzadeh pursuant to which he will receive an annual base salary of $540,000 and will participate in the Company’s annual incentive plan, with a target annual bonus of 40% of his base salary. Under such offer letter, in the event Mr. Sattarzadeh’s employment is terminated without cause or he resigns for good reason more than three months prior to or more than 12 months following a sale event of the Company, he would be eligible to receive: (i) severance payments equal to 12 months of his base salary, (ii) a pro-rated target bonus for the year of termination, (iii) any unpaid bonus for the prior year, and (iv) Company-subsidized continuation coverage under the Company’s group health plans for up to 12 months; however, if such termination occurs within three months prior to or within 12 months following a sale event of the Company, he would instead be eligible to receive: (A) severance payments equal to 18 months of his base salary, (B) a pro-rated target bonus for the year of termination, (C) any unpaid bonus for the prior year, (D) Company-subsidized continuation coverage under the Company’s group health plans for up to 18 months, and (E) accelerated vesting of all outstanding equity awards (with any performance conditioned determined at the greater of target or actual performance, or as otherwise provided in the applicable award agreement).

In addition, the offer letter also provides for an initial equity award grant of 190,376 restricted stock units that vest annually over four years, subject to Mr. Sattarzadeh’s continued employment with the Company through the applicable vesting dates (the “RSUs”), and (ii) non-qualified stock options to purchase 444,209 shares of the Company’s common stock that vest as to 25% on the first anniversary of the Effective Date and monthly thereafter through the fourth anniversary of the Effective Date (the “Options”). The Options and RSUs were intended to be an inducement material to Mr. Sattarzadeh’s entry into employment with the Company within the meaning of Nasdaq Listing Rule 5635(c)(4).

The foregoing summary of Mr. Sattarzadeh’s offer letter does not purport to be complete and is qualified in its entirety by reference to the complete terms of the offer letter filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Mr. Sattarzadeh was not appointed pursuant to any arrangement or understanding between his and any other person. Mr. Sattarzadeh does not have any family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Sattarzadeh has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

4.1	Warrant to Purchase Common Stock, dated December 31, 2025

10.1	Offer Letter, dated December 31, 2025, between Galecto, Inc. and Sherwin Sattarzadeh

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galecto, Inc.

Date: January 6, 2026	By:	/s/ Hans T. Schambye
Hans T. Schambye, M.D., Ph.D.
President and Chief Executive Officer